Exhibit 10.3


                   NON-EMPLOYEE DIRECTOR COMPENSATION SUMMARY
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      The Board of Directors has approved the following compensation for each non-employee director:

Initial option grants
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Nephros will grant each non-employee director who first joins the Board options to purchase 15,000 shares of common stock in respect of such first year of service at an exercise price per share equal to the fair market value price per share of common stock on the date of grant.

Annual option grants
--------------------

Nephros will grant each non-employee director options to purchase 10,000 shares of common stock at an exercise price per share equal to the fair market value price per share of common stock on the grant date for each year of service as a member of the Board after the first year of such service.

Meeting fees
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Nephros will pay its directors $500 per meeting for Board meetings attended in person and $100 per meeting for Board meetings attended telephonically and will reimburse its directors for expenses incurred by them in connection with serving on the Board.

Audit Committee Chairman Fees
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Nephros will pay the chairman of the Audit Committee $500 per meeting for meetings of the Audit Committee.